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                           THE SPORTSMAN'S GUIDE, INC.
                         FEES FOR NONEMPLOYEE DIRECTORS

         The fee for nonemployee (outside) members of the board of directors is set at $40,000 for the full year, retroactive to January 1, 2005. Directors serving part of the year are paid pro rata based on time of service.

         The chairman of the board of directors is paid additional compensation in the amount of $12,000 per year and an additional fee of $8,000 per year is paid to the chairman of each committee of the board of directors, retroactive to January 1, 2005.

         Additional fees for chairmanships are not redundant. No outside director receives more than one additional fee as board or committee chairman.